Exhibit 8.2

JAMES ● BATES ● BRANNAN ● GROOVER LLP

WILLARD D. THOMPSON	EMAIL: wthompson@jamesbatesllp.com	DIRECT LINE: 478-749-9903

February 11, 2019

February 11, 2019

LBC Bankshares, Inc.

101 Calumet Center Road

LaGrange, Georgia 30241

Re:	Tax Opinion – Agreement and Plan of Merger between Colony Bankcorp, Inc. and LBC Bancshares, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of December 17, 2018 (the “Agreement”) between Colony Bankcorp, Inc., a Georgia corporation (“CBAN”), and LBC Bancshares, Inc., a Georgia corporation (“LBC”), pursuant to which, at the Effective Time, LBC will merge with and into CBAN, with CBAN as the surviving corporation (the “Merger”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Set forth below is our opinion, together with the representations, assumptions and documents upon which we have relied in rendering our opinion.

In connection with the opinion rendered below, we have reviewed, examined and relied on originals or copies, certified or otherwise identified to our satisfaction the following documents:

1.	the Agreement;

2.

the Registration Statement on Form S-4 of CBAN filed on February 1, 2019, with the Securities and Exchange Commission (the “SEC”), as amended and supplemented through the date hereof (the “Registration Statement”);

3.	the tax representation letters of CBAN and LBC to James-Bates-Brannan-Groover-LLP, dated as of the date hereof, containing certain facts and representations (the “Officer Certificates”); and

MACON 231 RIVERSIDE DRIVE ● MACON, GEORGIA 31201 TEL 478.742.4280 ● FAX 478.742.8720	ATLANTA 3399 PEACHTREE ROAD, NE SUITE 1700 ● ATLANTA, GEORGIA 30326 TEL 404.997.6020 ● FAX 404.997.6021

February 11, 2019

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, Registration Statement, Officer Certificates, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Agreement; (ii) the Agreement and Registration Statement accurately reflect the material facts of the Merger; (iii) the representations made by CBAN and LBC in the Officer Certificates are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by CBAN and LBC in the Agreement, Registration Statement, and the Officer Certificates that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification.

Additionally, we have assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if and when any of the facts or representations upon which the opinion is based should prove inaccurate or incomplete in any material respect.

Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

Based on and subject to the foregoing, it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

February 11, 2019

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an Exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

This opinion letter is issued to you solely for the benefit of LBC in connection with the Merger and no other person or entity may rely hereon without our express written consent.

Sincerely yours,

/s/ Willard D. Thompson
Willard D. Thompson